U.S. TRUST MORTGAGE 190 CONGRESS PARK DRIVE
STANLEY MATUSZEWSKI
President
1 SERVICE COMPANY SUITE 100
DELRAY BEACH, FL 33445
TELEPHONE: 561 330-2001
FAX: 561 330-2019/2020
E-MAIL: smatuszewski@ustrust.com

March 27, 2003

Ms. Kristen Driscoll
Citibank, N.A.
111 Wall Street, 14th Floor
New York, NY 10043

RE: Officer's Certificate-Statement as to Compliance

Salomon Brothers Mortgage Securities VII, Inc. and U.S. Trust
Mortgage Service Company

Dear Ms. Driscoll:

The undersigned officer certifies the following for U.S. Trust
Mortgage Service Company for the 2002 calendar year. To the best of our knowledge:

(i) A review of the activities of the Master Servicer during the preceding year and of performance under the Pooling and Servicing agreement dated as of April 1, 2002 has been made under such officers' supervision.

(ii) To the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Pooling and Servicing agreement dated April 1, 2002 throughout such year.

Certified by:

/s/ S. Matuszewski
--------------------------
Officer- Stanley Matuszewski
President-U.S. Trust Mortgage Service Company